Exhibit 99.1

For Immediate Release

HOSPIRA REPORTS FIRST-QUARTER 2010 RESULTS

— Increases Sales and Adjusted* Earnings Projections for 2010 —

LAKE FOREST, Ill., April 27, 2010 — Hospira, Inc. (NYSE: HSP), a leading global specialty pharmaceutical and medication delivery company, today reported results for the first quarter ended March 31, 2010. Net sales for the quarter were $1.0 billion, and adjusted* diluted earnings per share were $0.94. (Adjusted* measures exclude certain specified items as described later in this press release and the attached schedules.)

“Hospira started out the year with very strong sales and profitability. Our positive performance was driven by continued momentum in our Specialty Injectable Pharmaceuticals business, as well as by additional progress on our Project Fuel optimization initiatives,” said Christopher B. Begley, chairman and chief executive officer. “Based on our first-quarter performance and the expected benefit to sales from acquiring Orchid Chemicals & Pharmaceuticals’ generic injectable business, we have increased our full-year guidance. We remain dedicated to delivering on our commitments to our customers and patients through focused execution and improving shareholder value through sustainable top- and bottom-line growth.”

First-Quarter 2010 Results

The following table highlights selected financial results for the first quarter of 2010 compared to the same period in 2009:

In $ millions, except per share	GAAP Three Months Ended March 31,		%	Adjusted* Three Months Ended March 31,		%
amounts	2010	2009	Change	2010	2009	Change
Net Sales	$1,007.6	$859.7	17.2%	n/a	n/a	n/a
Gross Profit (Net Sales less Cost of Products Sold)	$430.3	$319.6	34.6%	$454.7	$339.6	33.9%
Income from Operations	$207.6	$114.7	81.0%	$239.9	$149.9	60.0%
Diluted EPS	$0.84	$1.03	(18.4%)	$0.94	$0.60	56.7%
Statistics (as a % of Net Sales)
Gross Profit (Net Sales less Cost of Products Sold)	42.7%	37.2%		45.1%	39.5%
Operating Income	20.6%	13.3%		23.8%	17.4%

Results under U.S. Generally Accepted Accounting Principles (GAAP) include items as detailed in the schedules attached to this press release, including a $0.57 benefit to first-quarter 2009 GAAP diluted earnings per share from the settlement of a U.S. Internal Revenue Service audit.

Net sales increased 17.2 percent to $1.0 billion in the first quarter of 2010, compared to $860 million in the first quarter of 2009. Specialty Injectable Pharmaceuticals drove the majority of the growth, primarily a result of continued strong U.S. sales of the generic oncolytic oxaliplatin and Precedex™, Hospira’s proprietary sedation agent, as well as several products launched in the last year.

Adjusted* income from operations increased 60.0 percent to $240 million in the first quarter of 2010, compared to $150 million in the first quarter of 2009. Driving the majority of the increase were higher net sales, more favorable product mix and improved manufacturing efficiency from the company’s Project Fuel optimization initiatives.

The effective tax rate on an adjusted basis in the quarter was 27.0 percent, up from the first-quarter 2009 rate of 21.5 percent. The increase is primarily related to the expiration of certain U.S. tax provisions in the first quarter of 2010. A shift of earnings to higher tax jurisdictions relative to the first-quarter 2009 earnings mix also contributed to the increase.

Cash Flow

Cash flow from operations for the first quarter of 2010 resulted in an outflow of $6 million compared to an inflow of $89 million in the same period in 2009. The decrease primarily reflects the timing of chargeback payments associated with U.S. sales of oxaliplatin.

Capital expenditures were $41 million for the first quarter of 2010, compared to $34 million in the first quarter of 2009, mainly a result of Project Fuel-related spending.

2010 Projections

Hospira now expects net sales to increase approximately 3 to 5 percent on a constant-currency basis. Including the impact of foreign exchange, the company expects net sales growth to be 4 to 6 percent.

Hospira is also increasing its adjusted* diluted earnings per share projection for full-year 2010, which now is expected to range between $3.35 and $3.45 per share.

The reconciliation between the projected 2010 adjusted* diluted earnings per share and GAAP diluted earnings per share follows:

Diluted earnings per share — adjusted*	$3.35 - $3.45

Estimated charges related to Project Fuel initiatives (mid-point of an estimated range of $0.24 to $0.28 per diluted share)	($0.26)

Estimated charges related to facilities optimization initiatives (mid-point of an estimated range of $0.04 to $0.06 per diluted share)	($0.05)

Estimated $67 million for the amortization of intangibles related to the Mayne Pharma and Orchid Pharma acquisitions	($0.27)

Estimated acquisition and integration-related charges associated with the Orchid Pharma acquisition (mid-point of an estimated range of $0.05 to $0.07 per share)	($0.06)

Diluted earnings per share — GAAP	$2.71 - $2.81

The estimated charges are shown net of tax of $53 million, which is calculated for the specified components stated above based on the statutory tax rate in the various tax jurisdictions in which the items are expected to occur.

The company is increasing its projection for cash flow from operations, which is now expected to range between $625 million and $675 million. Depreciation and amortization are now projected to be in a range of $250 million to $260 million, reflecting the impact of the Orchid Pharma acquisition. The projected range for capital expenditures remains unchanged at
$195 million to $215 million.

*Use of Non-GAAP Financial Measures

Non-GAAP financial measures used in this press release are reconciled to the most comparable measures calculated in accordance with GAAP in the schedules attached to this release. For more information regarding these non-GAAP financial measures, please see Hospira’s Current Report on Form 8-K furnished to the Securities and Exchange Commission on the date of this press release.

Webcast/Complementary Material

Hospira will hold a conference call for investors and media at 8 a.m. Central time on Tuesday, April 27, 2010. A live webcast of the conference call will be available on Hospira’s Web site at www.hospirainvestor.com. Listeners should log on approximately 10 minutes in advance to ensure proper setup for receiving the webcast. In addition, complementary information will be available on the presentations page of the Investor Relations Web site at the beginning of the conference call. A replay will be available on the Hospira Web site for 30 days following the call.

About Hospira

Hospira, Inc. is a global specialty pharmaceutical and medication delivery company dedicated to Advancing Wellness™. As the world leader in specialty generic injectable pharmaceuticals, Hospira offers one of the broadest portfolios of generic acute-care and oncology injectables, as well as integrated infusion therapy and medication management solutions. Through its products, Hospira helps improve the safety, cost and productivity of patient care. The company is headquartered in Lake Forest, Ill., and has approximately 13,500 employees. Learn more at www.hospira.com.

Private Securities Litigation Reform Act of 1995 —
A Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including projections of certain measures of Hospira’s results of operations, projections of certain charges and expenses, and other statements regarding Hospira’s goals and strategy. Hospira cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Economic, competitive, governmental, legal, technological and other factors that may affect Hospira’s operations and may cause actual results to be materially different from expectations include the risks, uncertainties and factors discussed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Hospira’s latest Annual Report on Form 10-K and subsequent Forms 10-Q, filed with the Securities and Exchange Commission, which are incorporated by reference. Hospira undertakes no obligation to release publicly any revisions to forward-looking statements as the result of subsequent events or developments.

Contacts:

Media	Financial Community
Stacey Eisen	Karen King
(224) 212-2276	(224) 212-2711

Media	Financial Community
Tareta Adams	Ruth Venning
(224) 212-2535	(224) 212-2774

###

Hospira, Inc.

Condensed Consolidated Statements of Income

(Unaudited)

(dollars and shares in millions, except for per share amounts)

	Three Months Ended March 31,
	2010	2009	% Change
Net sales	$1,007.6	$859.7	17.2%

Cost of products sold	577.3	540.1	6.9%
Restructuring, impairment and (gain) on disposition of assets, net	(7.6)	9.4	(180.9)%
Research and development	51.7	50.0	3.4%
Selling, general and administrative	178.6	145.5	22.7%
Total operating costs and expenses	800.0	745.0	7.4%
Income From Operations	207.6	114.7	81.0%

Interest expense	23.4	26.9	(13.0)%
Other income, net	(1.7)	(0.3)	466.7%
Income Before Income Taxes	185.9	88.1	111.0%

Income tax expense (benefit)	44.2	(77.4)	(157.1)%
Net Income	$141.7	$165.5	(14.4)%

Earnings Per Common Share:
Basic	$0.86	$1.04	(17.3)%
Diluted	$0.84	$1.03	(18.4)%

Weighted Average Common Shares Outstanding:
Basic	164.1	159.5	2.9%
Diluted	169.3	160.6	5.4%

Adjusted Gross Profit (1)(2)	$454.7	$339.6	33.9%
Adjusted Income From Operations (1)	$239.9	$149.9	60.0%
Adjusted Net Income (1)	$159.4	$96.8	64.7%
Adjusted Diluted Earnings Per Share (1)	$0.94	$0.60	56.7%

Statistics (as a % of net sales, except for income tax rate):

	GAAP Three Months Ended March 31,		Adjusted (1) Three Months Ended March 31,
	2010	2009	2010	2009
Gross Profit (2)	42.7%	37.2%	45.1%	39.5%
Income From Operations	20.6%	13.3%	23.8%	17.4%
Net Income	14.1%	19.3%	15.8%	11.3%
Income Tax Rate	23.8%	(87.8)%	27.0%	21.5%

(1) Adjusted financial measures exclude certain specified items as described and reconciled to comparable GAAP financial measures in the Reconciliation of GAAP to Non-GAAP Financial Measures contained in this press release.

(2) Gross profit is defined as Net sales less Cost of products sold. Adjusted gross profit excludes certain specified items, as indicated in the previous footnote.

Hospira, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited)

(dollars and shares in millions, except for per share amounts)

Three months ended March 31, 2010 Reconciliation of GAAP to Non-GAAP Financial Measures:

	Gross Profit (1)	Income From Operations	Net Income (2)	Diluted EPS
GAAP financial measures	$430.3	$207.6	$141.7	$0.84
Specified items:
Project Fuel and related charges(A)	3.7	(1.4)	(4.6)	(0.03)
Facilities Optimization charges (B)	2.0	3.0	2.1	0.01
Amortization of Mayne Pharma and Orchid Pharma intangible assets (C)	18.7	18.7	12.6	0.08
Acquisition and integration-related charges (D)	—	12.0	7.6	0.04
Adjusted financial measures (3)	$454.7	$239.9	$159.4	$0.94

GAAP results for the three months ended March 31, 2010 include:

(A)                Project Fuel and related charges: $3.7 million reported in Cost of products sold, $(8.6) million reported in Restructuring, impairment and (gain) on disposition of assets, net, $0.2 million reported in Research and development and $3.3 million reported in Selling, general and administrative. Project Fuel initiatives include costs for process optimization implementation, severance and other employee benefits, exit costs, and other asset charges. These charges are offset by a $11.4 million gain reported in Restructuring, impairment and (gain) on disposition of assets, net related to the disposal of the non-strategic net assets associated with the Wasserburg, Germany, facility.

(B)                  Facilities Optimization charges: $2.0 million reported in Cost of products sold and $1.0 million reported in Restructuring, impairment and (gain) on disposition of assets, net. These charges relate to facilities optimization from the closure or departure from certain manufacturing and research and development (“R&D”) facilities and include costs for severance and other employee benefits, accelerated depreciation and relocation of production and R&D operations.

(C)                  Amortization of Mayne Pharma Limited (“Mayne Pharma”) and Orchid Chemicals and Pharmaceuticals Ltd. (“Orchid Pharma”) intangible assets resulting from the Mayne Pharma and Orchid Pharma acquisitions are reported in Cost of products sold.

(D)                 Acquisition and integration-related charges: $1.0 million reported in Research and development and $11.0 million reported in Selling, general and administrative. These charges include acquisition and integration costs related to the acquisition of the generic injectable pharmaceutical businesses of Orchid Pharma.

Three months ended March 31, 2009 Reconciliation of GAAP to Non-GAAP Financial Measures:

	Gross Profit (1)	Income From Operations	Net Income (2)	Diluted EPS
GAAP financial measures	$319.6	$114.7	$165.5	$1.03
Specified items:
Project Fuel and related charges(A)	—	10.5	6.5	0.04
Facilities Optimization charges (B)	7.0	11.7	7.7	0.05
Amortization of Mayne Pharma intangible assets (C)	13.0	13.0	9.0	0.05
Resolution of IRS tax audit benefit (D)	—	—	(91.9)	(0.57)
Adjusted financial measures (3)	$339.6	$149.9	$96.8	$0.60

GAAP results for the three months ended March 31, 2009 include:

(A)                Project Fuel and related charges: $4.7 million reported in Restructuring, impairment and (gain) on disposition of assets, net, $0.4 million reported in Research and development and $5.4 million reported in Selling, general and administrative. Project Fuel initiatives include costs for severance and other employee benefits, process optimization implementation, exit costs, and other asset charges.

(B)                  Facilities Optimization charges: $7.0 million reported in Cost of products sold and $4.7 million reported in Restructuring, impairment and (gain) on disposition of assets, net. These charges relate to facilities optimization from the closure or departure from certain manufacturing and R&D facilities and include costs for severance and other employee benefits, accelerated depreciation and relocation of production and R&D operations.

(C)                  Amortization of Mayne Pharma intangible assets resulting from the Mayne Pharma acquisition is reported in Cost of products sold.

(D)                 Resolution of IRS tax audit benefit of $91.9 million reported in Income tax expense (benefit). This discrete income tax benefit is related to the completion and effective settlement of U.S. tax return audits.

(1)                    Gross profit is defined as Net sales less Cost of products sold.

(2)                    Specified items are shown net of tax of $14.8 million and $103.9 million for the three months ended March 31, 2010 and 2009, respectively, based on the statutory tax rate in the various tax jurisdictions in which the items occurred.

(3)                    The Non-GAAP financial measures contained in this press release (including adjusted gross profit, adjusted income from operations, adjusted net income and adjusted diluted Earnings Per Share) adjust for certain specified items. All Non-GAAP financial measures are intended to supplement the applicable GAAP measures and should not be considered in isolation from, or a replacement for, financial measures prepared in accordance with GAAP. Refer to Hospira’s filing on Form 8-K filed on April 27, 2010 for additional information.

Hospira, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(dollars in millions)

	March 31,	December 31,
	2010	2009
Assets
Current Assets:
Cash and cash equivalents	$646.3	$946.0
Trade receivables, less allowances of $7.3 in 2010 and $6.2 in 2009	647.1	498.1
Inventories	773.7	755.4
Deferred income taxes	167.7	185.9
Prepaid expenses	37.3	34.3
Other receivables	63.5	41.5
Assets held for sale	—	65.0
Total Current Assets	2,335.6	2,526.2
Property and equipment, net	1,233.6	1,147.8
Intangible assets, net	507.8	406.5
Goodwill	1,407.6	1,243.4
Deferred income taxes	69.8	54.5
Investments	49.0	49.3
Other assets	77.2	75.2
Total Assets	$5,680.6	$5,502.9

Liabilities and Shareholders’ Equity
Current Liabilities:
Short-term borrowings	$23.9	$23.6
Trade accounts payable	244.7	229.5
Salaries, wages and commissions	117.4	176.5
Other accrued liabilities	429.7	438.4
Liabilities related to assets held for sale	—	13.9
Total Current Liabilities	815.7	881.9
Long-term debt	1,712.7	1,707.3
Deferred income taxes	21.4	18.6
Post-retirement obligations and other long-term liabilities	274.9	271.4
Commitments and Contingencies
Total Shareholders’ Equity	2,855.9	2,623.7
Total Liabilities and Shareholders’ Equity	$5,680.6	$5,502.9

Hospira, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(dollars in millions)

	Three Months Ended March 31,
	2010	2009

Cash Flow From Operating Activities:
Net income	$141.7	$165.5
Adjustments to reconcile net income to net cash from operating activities-
Depreciation	39.1	41.2
Amortization of intangible assets	21.5	14.7
Stock-based compensation expense	17.3	13.1
Deferred income taxes and other tax adjustments	22.3	(89.4)
Gain on disposition of assets	(11.4)	—
Changes in assets and liabilities-
Trade receivables	(141.2)	20.0
Inventories	(10.7)	(11.5)
Prepaid expenses and other assets	(7.3)	(13.1)
Trade accounts payable	18.1	(14.2)
Other liabilities	(94.6)	(41.7)
Other, net	(0.5)	4.7
Net Cash (Used In) Provided by Operating Activities	(5.7)	89.3

Cash Flow From Investing Activities:
Capital expenditures (including instruments placed with or leased to customers)	(40.6)	(33.8)
Acquisition, net of cash acquired, and payments for contingent consideration	(381.0)	(7.1)
Purchases of intangibles and other investments	(8.7)	(3.0)
Proceeds on disposition of assets	62.6	—
Net Cash Used in Investing Activities	(367.7)	(43.9)

Cash Flow From Financing Activities:
Repayment of long-term debt	—	(5.0)
Other borrowings, net	0.1	(0.7)
Excess tax benefit from stock-based compensation arrangements	7.9	—
Proceeds from stock options exercised	67.3	12.6
Net Cash Provided by Financing Activities	75.3	6.9

Effect of exchange rate changes on cash and cash equivalents	(1.6)	(6.7)

Net change in cash and cash equivalents	(299.7)	45.6
Cash and cash equivalents at beginning of period	946.0	483.8
Cash and cash equivalents at end of period	$646.3	$529.4

Supplemental Cash Flow Information:
Cash paid during the period-
Interest	$30.5	$33.1
Income taxes, net of refunds	$21.0	$9.9

Hospira, Inc.

Net Sales by Product Line

(Unaudited)

(dollars in millions)

	Three Months Ended March 31,
	2010	2009	% Change at Actual Currency Rates	% Change at Constant Currency Rates (1)
Americas—
Pharmaceuticals
Specialty Injectables	$483.9	$333.1	45.3%	43.1%
Other Pharma	125.4	137.8	(9.0)%	(9.4)%
	609.3	470.9	29.4%	27.8%
Devices
Medication Management Systems	126.4	121.4	4.1%	1.6%
Other Devices	80.1	92.4	(13.3)%	(14.7)%
	206.5	213.8	(3.4)%	(5.4)%

Total Americas	815.8	684.7	19.1%	17.4%

Europe, Middle East & Africa—
Pharmaceuticals
Specialty Injectables	69.9	57.6	21.4%	12.8%
Other Pharma	18.6	27.7	(32.9)%	(36.5)%
	88.5	85.3	3.8%	(3.2)%
Devices
Medication Management Systems	19.1	19.1	0.0%	(5.8)%
Other Devices	14.9	16.8	(11.3)%	(17.9)%
	34.0	35.9	(5.3)%	(11.4)%

Total Europe, Middle East & Africa	122.5	121.2	1.1%	(5.6)%

Asia Pacific—
Pharmaceuticals
Specialty Injectables	57.6	39.0	47.7%	19.2%
Other Pharma	2.1	3.6	(41.7)%	(55.6)%
	59.7	42.6	40.1%	12.9%
Devices
Medication Management Systems	5.3	4.7	12.8%	0.0%
Other Devices	4.3	6.5	(33.8)%	(46.2)%
	9.6	11.2	(14.3)%	(26.8)%

Total Asia Pacific	69.3	53.8	28.8%	4.6%

Net Sales	$1,007.6	$859.7	17.2%	13.4%

Global—
Pharmaceuticals
Specialty Injectables	$611.4	$429.7	42.3%	36.9%
Other Pharma	146.1	169.1	(13.6)%	(14.8)%
	757.5	598.8	26.5%	22.3%
Devices
Medication Management Systems	150.8	145.2	3.9%	0.6%
Other Devices	99.3	115.7	(14.2)%	(16.9)%
	250.1	260.9	(4.1)%	(7.2)%

Net Sales	$1,007.6	$859.7	17.2%	13.4%

(1)          The Non-GAAP financial measures contained in this press release include comparisons at constant currency rates (reflecting comparative local currency balances at prior period foreign exchange rates), which we define as current period net sales excluding the impact of the change in foreign exchange rates less prior period reported net sales divided by prior period reported net sales. This financial measure provides information on the change in net sales assuming that foreign currency exchange rates have not changed between the prior and the current period. Management believes the use of this financial measure aids in the understanding of our change in net sales without the impact of foreign currency. All Non-GAAP financial measures are intended to supplement the applicable GAAP measures and should not be considered in isolation from, or a replacement for, financial measures prepared in accordance with GAAP.